Exhibit 99.1

Gladstone Investment Corporation Increases Credit Facility by 50% to $105 Million with
Addition of Two New Lenders

McLean, VA, June 17, 2013: Gladstone Investment Corporation (NASDAQ: GAIN) (“Gladstone Investment” and the “Company”) announced today that on June 12, 2013, it increased its borrowing capacity in its line of credit by $35 million to $105 million in aggregate with the addition of two new lenders. Through Gladstone Investments’ wholly-owned subsidiary, Gladstone Business Investment, LLC, the Company is a party to a fifth amended and restated credit agreement (the “Credit Agreement”), dated as of April 30, 2013, with Key Equipment Finance, Inc, as administrative agent, lead arranger and a lender and Branch Banking and Trust Company, as a lender and managing agent, originally providing for a 3-year $70 million credit facility. On June 12, 2013, the Company increased its borrowing capacity under the Credit Agreement from $70 million to $105 million by adding two new lenders, Alostar Business Credit and Everbank Commercial Finance, Inc. Subject to certain terms and conditions, the Credit Facility may further be expanded up to $200 million through the addition of other lenders to the facility.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Gladstone Investment has paid 95 consecutive monthly cash distributions on its common stock.

Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com. For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Investment Corporation: +1-703-287-5893